EXHIBIT 99.1

America’s Car-Mart Reports Fourth Quarter Fiscal 2023 Earnings

ROGERS, Ark., May 24, 2023 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”) today announced its operating results for the fourth quarter and fiscal year ended April 30, 2023.

Highlights

  Revenues of $388.3 million, up 12.2% vs. the prior year’s fourth quarter.
    Total retail unit sales increased 7.5% vs. the prior year’s fourth quarter. Same store retail unit sales increased 5.6% vs. the prior year’s fourth quarter.
    Sales volume productivity per store per month was 37.7 vs. 35.6 for the prior year’s fourth quarter.
  Gross profit per car sold was $6,354 compared to $6,5451 for the prior year’s fourth quarter.
  Inventory decreased $22.3 million during the fourth quarter and decreased $35.9 million (over 24.7%) from the end of the first quarter of fiscal 2023.
  Provision for credit losses as a percentage of sales was 30.4% compared to 23.1%1 for the prior year’s fourth quarter. Net charge-offs as a percent of average finance receivables for the quarter were 6.3% compared to 5.1%1 for the prior year’s fourth quarter. The current quarter provision includes a 0.26%, or $3.3 million, increase in the allowance for credit losses.
  Interest income was $52.5 million, compared to $42.3 million for the prior year’s fourth quarter.
  SG&A expense was up $4.8 million vs. the prior year’s fourth quarter and up $1.1 million, sequentially. SG&A per customer, calculated based on average active customers, was $448 vs. $431 for the prior year’s fourth quarter.
  Interest expense was $12.9 million, compared to $3.5 million in the prior year’s fourth quarter.
  In April, Kroll Bond Rating Agency (KBRA) upgraded ratings on three classes of notes from the April 2022 securitization.
  Customer count increased 7.6% to 102,305 active customers, compared to 95,107 in the prior year’s fourth quarter. Customers served per dealership was 656, compared to 617 for the prior year’s fourth quarter.
  Diluted earnings per share was $0.32 vs. $3.971 for the prior year’s fourth quarter.

CEO Commentary

“We are currently at a unique time with an unprecedented number of factors impacting both our industry and our company. While we face certain challenges - which we feel are primarily short-term - the opportunities in front of us have never been greater. Ongoing disruption in the used car market challenges us to purchase quality vehicles at affordable prices. Our customers face higher living costs due to persistent inflation, higher interest rates, and higher fuel and rent expenses. In response to these challenges, we have had to extend our contract terms to keep payments affordable, however we still face less favorable customer payment behavior and lower gross profit margin. On the other hand, major competitors are shutting their doors. Our industry is an essential one, and we ultimately benefit from our scale by continuing to serve our customers and expanding our market share. We are in the strong position of having access to the securitization market while others are unable to operate. Although currently earning a lower return, we are doing so with an eye to growing our business over the long term at far higher margins. In the improbable event that the overall market becomes more extreme, we have the ability to choose short-term profitability over long-term gains. Lastly, and perhaps most excitingly, we have nearly completed the extensive long-term investments we have made over the past several years. These include the loan origination system (LOS), enterprise resource planning (ERP) and customer relationship management (CRM) software implementations, wholesale efforts, facility improvement and refurbishment projects. We believe these investments will enable us to operate efficiently and at scale, ultimately leading to higher long-term returns for our shareholders,” said Jeff Williams, CEO.

“Given low industry inventories, vehicle wholesale prices had a sharp seasonal uptick of 6-7% during the quarter. Since the bulk of our procurement activity was completed early in the period, our retail prices did not increase to the same extent. Wholesale prices have begun to soften but remain high by historical standards. We expect affordability to improve gradually over the next couple of years with continuing strong wage increases for our customers. Automobile credit terms and conditions are tightening, and we expect to attract higher credit rated customers,” added Mr. Williams. “Operational improvements within inventory management have resulted in a significant decrease in our inventory when compared to the same time last year. We expect to see material gross profit margin improvement resulting from structural improvements we are making to our procurement, inventory and wholesale processes."

Sales

The 7.5% increase in unit volumes compared to the prior year’s fourth quarter reflects market share gains driven by the ongoing increase in application volumes resulting from digital investments. We achieved record monthly store productivity of 37.7 units per month while our average retail sales price rose by 3.5% over the prior year quarter to $18,133. Our active customer base increased by 7.6% to 102,305 and we now serve an average of 656 customers per dealership, up from 617 last year. Within the next three years we expect our dealerships to sell 40-50 vehicles per month, eventually each supporting an average of 1,000 or more active customers. More than 50% of our sales are to repeat customers, and we are very optimistic about the prospects for long-term customer account growth.

Gross profits

Total gross profit dollars during the quarter were $112.2 million vs. $107.5 million in the prior year’s fourth quarter. Unit gross profits for the quarter were $6,354 vs. $6,5451 last year and vs. $6,373 sequentially. Inventory was $109.3 million vs $115.3 million in the prior year's fourth quarter and vs. $131.6 million at the end of the third quarter, a sequential improvement of $22.3 million. Annualized inventory turns were 7.4 vs. 6.7 in the prior year's fourth quarter; 7.2 vs. 6.7 for the full year. The quality and quantity of our inventory continue to improve. We expect to recover 260 bps of gross margin to 36% because of improved wholesale operations and cost controls.

Credit and Interest Income

Net charge-offs as a percent of average finance receivables were 6.3% compared to 5.1%1 during the prior year quarter and 5.9% during the sequential quarter. The prior 5-year and 10-year averages for fourth quarters, which include the recent benefits of stimulus payments to consumers, were 5.7%1 and 6.8%1, respectively. The provision for credit losses was 30.4% compared to 23.1%1 during the prior year’s fourth quarter. Our provision exceeded charge-offs during the quarter by $16.8 million. Each quarter, we provide initial reserves for new finance receivables as well as re-evaluate reserves related to the portfolio. Approximately $57 million of the $115 million increase in provision for the fiscal year relates to the increase in finance receivables, net of deferred revenue. This growth was driven by the increase in vehicle sales prices resulting in a longer average contract term, and changes in consumer payment behavior related to both the absence of government stimulus payments and added inflationary pressures. During the quarter we increased our allowance for credit losses to 23.91% from 23.65%.

Interest income was $52.5 million in the quarter vs. $42.3 million during the prior year’s fourth quarter. Interest income continues to benefit from higher average finance receivables, longer contract terms, and our decision in December 2022 to increase our consumer contract interest rate to 18.0% from 16.5% in all states except Arkansas (Illinois dealerships originate at 19.5% to 21.5%). The interest rate for sales in Arkansas, which account for approximately 28% of our revenues, is subject to a usury cap of 17%.

SG&A

SG&A expense during the fourth quarter was $45.8 million, compared to $44.7 million during the sequential quarter. Approximately 25% of our SG&A expense is corporate, and the rest is attributable to our stores. We are focused on becoming a more productive, accountable organization by eliminating manual processes, rationalizing headcount, leveraging technology and aggressively working to attract talented leaders and team members. Although SG&A as a percentage of sales is a conventional measure for retailers, progress in leveraging our scale should also be measured by SG&A per unit sold, SG&A per account, and headcount. Importantly, a significant percentage of our current SG&A is related to internal resources dedicated to our long-term business investments.

Leverage and liquidity

Interest expense was $12.9 million, compared to $3.5 million during the prior year fourth quarter, due to higher borrowing levels and increased interest rates. The Company completed its second asset-backed non-recourse term securitization on January 31, 2023, issuing $400 million in bonds with a weighted average fixed coupon rate of 8.64% and an advance rate of 66.7%. The average borrowing coupon rate is 7.48%, excluding the lowest rated tranche of the securitization, which we expect to pay off early. Net proceeds were used to pay down outstanding amounts under our revolving line of credit and make initial deposits to the securitization collection and reserve accounts. In addition to the securitization market, the Company has a $600 million revolving line of credit with a group of commercial banks, which matures in September 2024.

Total debt to finance receivables was 46.5% vs. 40.0% at the end of the prior year’s fourth quarter. Total debt, net of cash, to finance receivable (non-GAAP) was 41.5%2 vs. 36.1%2 at the end of the prior year fourth quarter (sequentially 42.2%2). The year over year increase relates to higher vehicle prices and longer contract terms as well as changes in consumer payment behavior. During the current fiscal year, net finance receivables increased by $210.1 million, inventory decreased by $6.0 million, and capital expenditures of $22 million were made, with a $172.5 million increase in debt, net of cash. For the three-year period ending April 30, 2023, we have grown net finance receivables by $601.4 million and inventory by $72.9 million, funded $46.1 million in long term capital expenditures and repurchased $50.5 million of our common stock (a total of $770.9 million), with a $414.6 million increase in debt, net of cash.

Acquisitions

Significant disruptions in the competitive landscape are providing unique opportunities to acquire productive stores in good markets managed by experienced owners and their staff. Given the potential for value creation through acquisitions, we are increasing our people investment in this area to more quickly capitalize on the current environment. We provide good operators with an exit strategy, their communities with employment, and customers with alternatives. We historically do not acquire credit risk in these transactions, rather we structure them with multi-year earnouts based on building successful books of business measured from our acquisition date.

Business Investments, Capital Expenditures and Technology

With the introduction of the LOS and the expansion of our CRM capabilities, we are laying the foundation for speed and personalized service before, during, and after the sale. Today, Car-Mart customers can get pre-approved online in just a few minutes from anywhere through their mobile device, or in-store with one of our iPads. Once the customer selects a vehicle, our sales associates quickly help to maximize their buying potential. Powered by an integrated sales and decisioning platform, the LOS dynamically assists our sales associates with downpayment options, trade valuations, and the addition of any co-applicants. All the sales documents are then electronically generated, and the customer digitally signs and drives. We estimate that we are reducing the time it takes to complete the sale by as much as 50%, which provides us with more time to dedicate to personalized service. Our goal is to make it easy for our customers to stay on the road. As we continue to build out our digital capabilities, having an online customer account center to make payments, request service and report an accident is the next big step to stay connected with customers and provide better vehicle service.

While all dealerships will be on the LOS during the first quarter of fiscal 2024, our ERP software will not be fully completed until December 2023. During the fiscal year we spent approximately $22 million on capital expenditures, of which approximately $20 million was for new locations, relocations and finalizing our rebranding project. We also invested approximately $5 million during the year relating to information technology; these amounts are reflected in prepaid expenses as required for cloud computing arrangements. We expect capital expenditures to be approximately $12 million for the fiscal year 2024 as we complete facility updates and general fixed asset requirements.

Conference Call

Management will be holding a conference call on Wednesday, May 24, 2023, at 11:00 a.m. Eastern Time to discuss quarterly results. Participants may access the conference call via webcast using this link: Webcast Link Here. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial in 10 minutes prior to the start time.

A replay of the conference call and webcast will be available on-demand, which will be available for 12 months.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). We present total debt, net of total cash, to finance receivables, a non-GAAP measure, as a supplemental measure of our performance. We believe total debt, net of total cash, to finance receivables is a useful measure to monitor leverage and evaluate balance sheet risk. This measure should not be considered in isolation or as a substitute for reported GAAP results because it may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on anyone, single financial measure or communication. The most directly comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, for non-GAAP financial measures are presented in the tables of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future events, objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  future returns on equity;
  operational infrastructure investments;
  same dealership sales and revenue growth;
  customer growth;
  gross profit margin percentages;
  gross profit per retail unit sold;
  business acquisitions;
  technological investments and initiatives;
  future revenue growth;
  receivables growth as related to revenue growth;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  the availability of quality used vehicles at prices that will be affordable to our customers, including the impacts of changes in new vehicle production and sales;
  the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost;
  the ability to successfully identify, complete and integrate new acquisitions; and
  potential business and economic disruptions and uncertainty that may result from any future public health crises and any efforts to mitigate the financial impact and health risks associated with such developments.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:        Jeff Williams, CEO or Vickie Judy, CFO at (479) 464-9944
Investor_relations@car-mart.com

1 Subsequent to the issuance of our financial statements for the period ended April 30, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the twelve months ended April 30, 2022, of $0.25. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

2 Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2023	Three Months Ended
	April 30,		vs.	April 30,
	2023	2022	2022	2023	2022
Operating Data:
Retail units sold	17,655	16,426	7.5%
Average number of stores in operation	156	154	1.3
Average retail units sold per store per month	37.7	35.6	5.9
Average retail sales price(1)	$18,133	$17,519	3.5
Total gross profit per retail unit sold(1)	$6,354	$6,545	(2.9)
Total gross profit percentage	33.4%	35.4%	(5.5)
Same store revenue growth	12.0%	23.4%
Net charge-offs as a percent of average finance receivables(1)	6.3%	5.1%
Total collected (principal, interest and late fees)	$178,316	$166,604	7.0
Average total collected per active customer per month	$586	$586	-
Average percentage of finance receivables-current (excl. 1-2 day)	80.6%	82.7%
Average down-payment percentage	6.1%	7.0%

Period End Data:
Stores open	156	154	1.3%
Accounts over 30 days past due	3.6%	3.0%
Active customer count	102,305	95,107	7.6
Finance receivables, gross	$1,373,372	$1,101,497	24.7
Weighted average total contract term	46.3	42.9	7.9%

Statements of Operations:
Revenues:
Sales(1)	$335,782	$303,964	10.5%	100.0%	100.0%
Interest income	52,528	42,267	24.3	15.6	13.9
Total	388,310	346,231	12.2	115.6	113.9

Costs and expenses:
Cost of sales	223,602	196,452	13.8	66.6	64.6
Selling, general and administrative	45,814	40,990	11.8	13.6	13.5
Provision for credit losses(1)	102,141	70,067	45.8	30.4	23.1
Interest expense	12,852	3,480	269.3	3.8	1.1
Depreciation and amortization	1,605	1,210	32.6	0.5	0.4
Loss on disposal of property and equipment	43	61	-	-	-
Total	386,057	312,260	23.6	115.0	102.7

Income before taxes	2,253	33,971		0.7	11.2

Provision for income taxes(1)	165	7,575		0.0	2.5

Net income	$2,088	$26,396		0.6	8.7

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$2,078	$26,386

Earnings per share:
Basic(1)	$0.33	$4.11
Diluted(1)	$0.32	$3.97

Weighted average number of shares used in calculation:
Basic	6,372,770	6,414,229
Diluted	6,580,995	6,649,964

(1)			Subsequent to the issuance of our financial statements for the period ended April 30, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in a decrease in diluted earnings per share for the three months ended April 30, 2022 of $0.04. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Years Ended		2023	Years Ended
	April 30,		vs.	April 30,
	2023	2022	2022	2023	2022
Operating Data:
Retail units sold	63,584	60,595	4.9%
Average number of stores in operation	155	152	2.0
Average retail units sold per store per month	34.2	33.2	3.0
Average retail sales price(1)	$18,080	$16,372	10.4
Total gross profit per retail unit sold(1)	$6,344	$6,272	1.1
Total gross profit percentage	33.4%	36.4%	(8.4)
Same store revenue growth	16.6%	30.0%
Net charge-offs as a percent of average finance receivables(1)	23.3%	18.3%
Total collected (principal, interest and late fees)	$630,678	$569,648	10.7
Average total collected per active customer per month	$534	$513	4.1
Average percentage of finance receivables-current (excl. 1-2 day)	80.3%	82.2%
Average down-payment percentage	5.4%	6.4%

Period End Data:
Stores open	156	154	1.3%
Accounts over 30 days past due	3.6%	3.0%
Active customer count	102,305	95,107	7.6
Finance receivables, gross	$1,373,372	$1,101,497	24.7
Weighted average total contract term	46.3	42.9	7.9%

Statements of Operations:
Revenues:
Sales(1)	$1,209,279	$1,043,698	15.9%	100.0%	100.0%
Interest income	196,219	151,853	29.2	16.2	14.5
Total	1,405,498	1,195,551	17.6	116.2	114.5

Costs and expenses:
Cost of sales	805,873	663,631	21.4	66.6	63.6
Selling, general and administrative	176,696	156,130	13.2	14.6	15.0
Provision for credit losses(1)	352,860	238,054	48.2	29.2	22.8
Interest expense	38,312	10,919	250.9	3.2	1.0
Depreciation and amortization	5,602	4,033	38.9	0.5	0.4
Loss on disposal of property and equipment	361	149	-	-	-
Total	1,379,704	1,072,916	28.6	114.1	102.8

Income before taxes	25,794	122,635		2.1	11.8

Provision for income taxes(1)	5,362	27,621		0.4	2.6

Net income	$20,432	$95,014		1.7	9.1

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$20,392	$94,974

Earnings per share:
Basic(1)	$3.20	$14.59
Diluted(1)	$3.11	$13.92

Weighted average number of shares used in calculation:
Basic	6,371,229	6,509,673
Diluted	6,566,896	6,823,481

(1)			Subsequent to the issuance of our financial statements for the period ended April 30, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the twelve months ended April 30, 2022 of $0.25. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	April 30,	April 30,	April 30,
	2023	2022	2021

Cash and cash equivalents	$9,796	$6,916	$2,893
Restricted cash from collections on auto finance receivables	$58,238	$35,671	$-
Finance receivables, net(1)	$1,073,764	$863,674	$632,270
Inventory	$109,290	$115,302	$82,263
Total assets(1)	$1,420,431	$1,154,696	$829,310
Revolving lines of credit, net	$167,231	$44,670	$225,924
Non-recourse notes payable, net	$471,367	$395,986	$-
Treasury stock	$297,421	$292,225	$257,527
Total equity(1)	$498,547	$476,603	$412,026
Shares outstanding	6,373,404	6,371,977	6,625,885
Book value per outstanding share(1)	$78.56	$74.85	$62.49

Finance receivables:
Principal balance	$1,373,372	$1,101,497	$809,537
Deferred revenue - accident protection plan	(53,065)	(43,936)	(32,704)
Deferred revenue - service contract	(67,404)	(48,555)	(24,106)
Allowance for credit losses(1)	(299,608)	(237,823)	(177,267)

Finance receivables, net of allowance and deferred revenue	$953,295	$771,183	$575,460

Allowance as % of principal balance net of deferred revenue	23.91%	23.57%	23.55%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2023	2022
Balance at beginning of period(1)	$237,823	$177,267
Provision for credit losses(1)	352,860	238,054
Charge-offs, net of collateral recovered(1)	(291,075)	(177,498)
Balance at end of period	$299,608	$237,823

(1)	Subsequent to the issuance of our financial statements for the period ended April 30, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in a cumulative decrease in the allowance for credit losses of $9.4 million at April 30, 2022, respectively. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Years Ended
	April 30,
	2023	2022

Operating activities:
Net income	$20,432	$95,014
Provision for credit losses(1)	352,860	238,054
Losses on claims for accident protection plan	25,107	21,871
Depreciation and amortization	5,602	4,033
Finance receivable originations	(1,161,132)	(1,009,858)
Finance receivable collections	434,458	417,796
Inventory	130,915	50,881
Deferred accident protection plan revenue(1)	17,150	21,850
Deferred service contract revenue(1)	24,542	30,645
Income taxes, net(1)	(676)	6,971
Other(2)	12,768	3,366
Net cash used in operating activities	(137,974)	(119,377)

Investing activities:
Purchase of investments	(3,092)	(1,343)
Purchase of property and equipment and other(2)	(22,234)	(15,808)
Net cash used in investing activities	(25,326)	(17,151)

Financing activities:
Change in revolving credit facility, net	121,843	(179,929)
Change in non-recourse notes payable	72,900	399,994
Change in cash overdrafts	-	(1,802)
Debt issuance costs	(2,263)	(6,108)
Purchase of common stock	(5,196)	(34,698)
Dividend payments	(40)	(40)
Exercise of stock options and issuance of common stock	1,502	(1,195)
Net cash provided by financing activities	188,746	176,222

Increase in cash, cash equivalents, and restricted cash	$25,446	$39,694

(1)	Subsequent to the issuance of our financial statements for the period ended April 30, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

(2)	Prepaid expenses and other assets at April 30, 2022, reflects an immaterial reclassification of approximately $6.0 million of capitalized implementation costs related to a cloud-computing arrangement previously recorded in Property and equipment, net, and did not impact operating income.

America's Car-Mart, Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	April 30, 2023	April 30, 2022
Debt:
Revolving lines of credit, net	$167,231	$44,670
Non-recourse notes payable, net	471,367	395,986
Total debt	$638,598	$440,656

Cash:
Cash and cash equivalents	$9,796	$6,916
Restricted cash from collections on auto finance receivables	58,238	35,671
Total cash, cash equivalents, and restricted cash	$68,034	$42,587

Debt, net of total cash	$570,564	$398,069

Principal balance of finance receivables	$1,373,372	$1,101,497

Ratio of debt to finance receivables	46.5%	40.0%
Ratio of debt, net of total cash, to finance receivables	41.5%	36.1%